OPTION AGREEMENT


        THIS OPTION AGREEMENT (the "Agreement") is entered into this 17th day of December, 2001 (the "EFFECTIVE DATE") by and between Dover Investments Limited, a corporation organized under the laws of the Ontario, Canada (the "OPTIONOR") and Dover Petroleum Egypt I Joint Venture, a partnership organized under the laws of the State of Florida, United States of America (the "OPTIONEE").

        WHEREAS, Optionor is a party to that certain Concession
Agreement for Petroleum Exploration and Exploitation (the
"CONCESSION AGREEMENT") between Optionor, the Arab Republic of Egypt (the "GOVERNMENT") and the Egyptian General Petroleum Corporation
("EGYPTIAN PETROLEUM") dated April 23, 2001;

        WHEREAS, the Concession Agreement relates to the exclusive concession for the exploitation of petroleum and natural gas in and throughout the East Wadi Araba Area (the "AREA");

        WHEREAS, Optionee desires to acquire an option to acquire all of the Optionor's rights and obligations in, to and under the Concession Agreement (the "SUBJECT INTEREST"), on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Optionor desires to grant Optionee an option to acquire the Subject Interest, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Recitals. The recitals hereinabove set forth are acknowledged by the parties to be true and correct and are incorporated herein by reference.

        2.      Grant of Option to Acquire the Subject Interest.
For and in consideration of the sum of One Hundred and Dollars (the "INITIAL OPTION PAYMENT") and the agreement by Optionee to provide certain funds, in the amounts and at the times as indicated hereinafter, to Optionor for use as required under the Concession Agreement (the "CONTINUING OPTION PAYMENTS") and for the benefit of the Optionee, Optionor hereby grants to Optionee the exclusive right and option (the "OPTION") to acquire the Subject Interest on the terms and subject to the conditions hereinafter set forth. Hereinafter, the Initial Option Payment and the Continuing Option Payments shall collectively be referred to as the "OPTION CONSIDERATION". Optionee shall pay the Initial Option Consideration to Optionor on or before five (5) days after the date of execution of this Agreement by Optionor and Optionee (the "INITIAL OPTION CONSIDERATION PAYMENT DATE"). If for any reason whatsoever, Optionor does not receive the Initial Option Consideration in readily usable United States funds on the Initial Option Consideration Payment Date then this Agreement shall terminate and the Optionee shall have no other rights or obligations hereunder.
In connection with the Continuing Option Payments, Optionee shall pay same to Optionor as follows:

                (1) Upon the approval by the Government of the Concession Agreement, Optionee shall, within three (3) days after receipt of notification thereof, make a Continuing Option Payment in the amount equal to the lesser of $400,000 or the budgeted amount as set forth as a part of the First Exploration Well Budget (as hereinafter defined) for funding of the amount indicated in this subparagraph (the "First Continuing Option Payment") to the Optionor. Such First Continuing Option Payment shall be deposited by Optionor into a special bank account (the "Concession Funds Account") to be opened by Optionor at a financial institution deemed
        mutually acceptable to Optionor and Optionee.   It is
        specifically agreed by Optionor, that the Concession Funds Account shall be used exclusively by Optionor in connection with the receipt and disbursement of any amounts receivable and/or payable under the Concession Agreement. Furthermore, one representative of Optionor (the "Optionor's Representative") and one representative of Optionee (the "Optionee's Representative") shall be designated as signatories under the Concession Funds Account and no disbursement shall be made from the Concession Funds Account with out the signature of each of the Optionor's Representative and the Optionee's Representative. On the Closing Date (as hereinafter defined) Optionor shall assign its right, title and interest in and to the Concession Funds Account to the Optionee. The First Continuing Option Payment shall be disbursed from the Concession Fund Account solely to (I) fund payment of signature bonus in the amount of $300,000 to Egyptian Petroleum as required under the Concession Agreement; (ii) to fund payment of the actual out of pocket costs incurred by Egyptian Petroleum, including but not limited to administrative fees and/or legal fees in the amount of $40,000 to Egyptian Petroleum as required under the Concession Agreement; and (iii) to fund payment of certain previously vouched and authorized office and other miscellaneous expenses expected to be incurred by Optionor in connection with the Concession Agreement, provided that all of such expenses shall have been approved by Optionee.

                (2) Subject to the approval by the Optionee of a detailed budget (the "First Exploration Well Budget") reflecting the costs necessary in order to undertake and complete drilling of the First Exploration Well (as such term is defined in that certain Joint Venture Agreement [the "Joint Venture Agreement"] by and between Optionor and Optionee, a copy of which is attached hereto as Exhibit 2.(a)(2)), Optionee shall, not later than sixty (60) days prior to the forecast commencement of the drilling of the First Exploration Well, as indicated in the First Exploration Well Budget, make a Continuing Option Payment in the amount of the lesser of $2,000,000 or the budgeted amount required by the First Exploration Budget (the "Second Additional Contribution") to fund drilling operations as to the First Exploration Well (the "Second Continuing Option Payment") to the Concession Fund Account. The Second Continuing Option Payment shall be disbursed from the Concession Fund Account solely to fund payments set forth as a part of the First Exploration Well Budget.

                (3) Subject to the approval by Option of a second detailed budget (the "Second Exploration Well Budget") reflecting the costs necessary in order to undertake and complete drilling of the Second Exploration Well (as such term is defined in the Joint Venture Agreement), Optionor shall, not later than the date upon which the drilling of the First Exploration Well (as such term is defined in the Joint Venture Agreement) commences make a Continuing Option Payment in the amount of the lesser of $1,600,000 or the budgeted amount required by the Second Well Exploration Budget (the "Third Continuing Option Payment") to fund drilling operations as to the Second Exploration Well to the Concession Fund Account. Notwithstanding the foregoing, Optionee shall not have the obligation to make the Third Continuing Option Payment until 30 days after acceptance by Optionee of the Second Exploration Well Budget. The Third Continuing Option Payment shall be disbursed from the Concession Fund Account solely to fund payments set forth as a part of the Second Exploration Well Budget.

        3.      Purchase Price and Related Items.

         (a) Purchase Price. The purchase price (the "PURCHASE PRICE") for the Subject Interest shall be the Option Consideration. In addition to the Purchase Price, Optionee shall, on the Closing Date (as hereinafter defined) assume and agree to perform each and every of the Existing Obligations (as defined hereinafter) that Optionee would have been required to perform under the Concession Agreement as if the Optionee had acquired the Subject Interest on the date of execution of the Concession Agreement by Optionor.

         (b) Existing Obligations. In accordance with the terms and conditions set forth herein, in the event that Optionee acquires the Subject Interest, such Subject Interest shall be acquired subject to the Concession Agreement and each and every of the obligations upon Optionor thereunder (the "EXISTING OBLIGATIONS").

        4.      Exercise of Option.

         (a) Exercise. The Option shall be exercised, if at all, by the giving of a written notice (the "EXERCISE NOTICE") from Optionee to Optionor of Optionee's election to acquire the Subject Interest at any time during the period (the "OPTION PERIOD") commencing on the Effective Date and ending at 5:00 p.m. Eastern Standard Time on the tenth (10th) day (the "TERMINATION DATE") after receipt by Optionee of a notice from Optionor (the "TRIGGER NOTICE") that the Government and Egyptian Petroleum have authorized the transfer of the interest of Optionor in and to the Concession Agreement to Optionee (collectively, the "Transfer Authorizations").

         (b) Closing Date. The Exercise Notice shall state Optionee's election to exercise the Option to acquire the Subject Interest. Optionee shall give the Exercise Notice, if at all, not later than the Termination Date. The Exercise Notice shall set forth the date (the "CLOSING DATE") on which the Closing shall occur, provided that in no event shall the Closing Date be later than thirty (30) days after the Termination Date.

         (c) Default by Optionee in Acquisition of the Subject Interest. In the event that the Exercise Notice is given, and all Closing Conditions (as hereinafter defined) have been timely satisfied but Optionee nevertheless defaults in its obligation to acquire the Subject Interest, then Optionor shall be entitled to retain the Option Consideration and Optionee shall have no further liability or obligation on account of this Agreement except for such liabilities and obligations that expressly survive a termination of this Agreement.

         (d) Default by Optionor In Conveyance of the Subject Interest. In the event that the Exercise Notice is given, and all Closing Conditions (as hereinafter defined) have been timely satisfied but Optionor defaults in its obligation to transfer the Subject Interest to Optionee, then, Optionee shall be entitled to all of the rights and remedies available to it at law or in equity, including, without limitation, the right to specifically require Optionor to so transfer the Subject Interest.

         (e) Failure of Closing Conditions. In the event that the Exercise Notice is given, and one or more of the Closing Conditions (as hereinafter defined) have not been timely satisfied or waived by the party in whose favor the Closing Conditions exist, then the Closing shall be postponed for such reasonable time as may be necessary to permit the Closing Conditions to be satisfied, provided, however, if the failure of Closing Conditions results from a default by either party hereto, then the non-defaulting party shall be entitled to all of the rights and remedies available to it at law or in equity, including, without limitation, the rights and remedies specified in this Agreement.

        5.      Actions of Optionor for benefit of Optionee During
Option Period.

         (a) During the Option Period, and provided that Optionee has paid the Option Consideration into the Concession Fund Account as required hereunder, Optionor shall timely undertake and fully perform each and every requirement as set forth in the Concession Agreement and shall assure that no event of default occurs thereunder. In the event that for any reason whatsoever, other than a default by Optionee hereunder, Optionor causes any event of default under the Concession Agreement, Optionee shall have the right, exercisable by Optionee in the exercise of the sole and absolute discretion of Optionee, to undertake on behalf of Optionor such action as may be necessary or appropriate to cure any such event of default under the Concession Agreement, and any cost incurred by Optionee in connection therewith shall be reimbursed by Optionor to Optionee upon demand.

         (b) Optionor hereby acknowledges, understands and agrees that during the Option Period, and provided that Optionee has paid the Option Consideration into the Concession Fund Account as required hereunder, Optionor shall hold the interest of Optionor in the Concession Agreement in trust for the benefit of the Optionee, and Optionor shall receive all the benefits of and undertake all of burdens under the Concession Agreement on behalf of the Joint Venture. Accordingly, Optionor represents, warrants and guarantees that in connection with any matter or thing occurring under or as a result of the Concession Agreement, Optionor shall be fully accountable to Optionee in connection therewith.

         (c) Optionor shall use its best efforts to obtain the Transfer Authorizations as soon as possible after execution hereof.

        6. Closing. The closing ("CLOSING") of the sale and purchase provided herein shall be consummated through the mail with all deliveries required hereunder being made to Edward H. Gilbert, P.A. (the "Escrow Agent") on or before 1:00 p.m. in the eastern time zone (whether standard or daylight savings time) on the Closing Date. The condition upon the obligation of the parties to conclude the Closing (collectively, the "Closing Conditions") shall be receipt from the Government and Egyptian Petroleum shall, as applicable, of authority to transfer the Subject Interest to Optionee (the "Approval"). OPTIONEE UNDERSTANDS AND ACKNOWLEDGES THAT IN THE EVENT THAT THE GOVERNMENT AND EGYPTIAN PETROLEUM FAIL OR REFUSE TO CONSENT TO ACQUISITION BY OPTIONEE OF THE SUBJECT INTEREST, OPTIONOR WILL HAVE NO OBLIGATION TO CONCLUDE THE CLOSING HOWEVER, THE OBLIGATIONS UPON OPTIONOR HEREUNDER SHALL CONTINUE IN FULL FORCE AND EFFECT FOR SO LONG AS THE CONCESSION AGREEMENT REMAINS IN EFFECT.

        7.      Representations and Warranties.

         (a)    Representations and Warranties of Optionor.
Optionor represents to Optionee that each of the statements contained in this paragraph 7.(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 7.(a)).

                (1) Authorization of Transaction. Optionor has full power and authority, including full organizational power and authority, to execute and deliver this Agreement and to perform the obligations of Optionor hereunder. This Agreement constitutes the valid and legally binding obligation of the Optionor, enforceable in accordance with its terms and conditions. Except as may be required under the Concession Agreement, the Optionor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (2) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Optionor is subject or any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Optionor is a party or by which Optionor is bound or to which any of the assets of Optionor is subject.

                (3) Brokers' Fees. Optionor has no liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (collectively, "Liabilities") or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Optionee could become liable or obligated.

                (4) Best Efforts. Optionor shall use its best commercially reasonable efforts to obtain the Approval.

                 (5) No other Transfer Agreements. Except for this Agreement, Optionor has not entered into any other agreement or understanding, whether written or oral, to sell, assign or transfer any of its rights or interests under the Concession Agreement to any party whatsoever.

                (6)     Taxes.  Optionor shall have the sole
        responsibility and liability for any taxes, including but not limited to income taxes, associated with the receipt of the Option Consideration and/or the Purchase Price.

                (7)     Disclosure.  The representations and
warranties contained in this Paragraph 7.(a) do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Paragraph 7.(a) not misleading.

         (b) Representations and Warranties Concerning the Concession Agreement. Optionor represents and warrants to Optionee, to the best of Optionor's actual knowledge after due inquiry, that the statements contained in this Paragraph 7.(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 7.(b).

                (1) Attached hereto as Exhibit 7.(b)(1) is a true and correct copy of the Concession Agreement.

                 (2)      With respect to the Concession Agreement:

                  (A) the Concession Agreement is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the Concession Agreement will, subject to receipt of the Approval, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

                  (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Concession
        Agreement; and

                  (D) no party has repudiated any provision of the Concession Agreement.

                (3)     Disclosure.  The representations and
warranties contained in this Paragraph 7.(b) do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Paragraph 7.(b) not misleading.

         (c) Representations and Warranties of Optionee. Optionee represents and warrants to Optionor that the statements contained in this Paragraph 7.(c) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 7.(c).

                (1) Authorization of Transaction. Optionee has full power and authority, including full organizational power and authority, to execute and deliver this Agreement and to perform the obligations of Optionee hereunder. This Agreement constitutes the valid and legally binding obligation of the Optionee, enforceable in accordance with its terms and conditions. Except as may be required under the Concession Agreement, the Optionee need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (2) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Optionee is subject or any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Optionee is a party or by which Optionee is bound or to which any of the assets of Optionee is subject.

                (3) Brokers' Fees. Optionee has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Optionor could become liable or obligated.

                (4) Concession Agreement. OPTIONEE HAS REVIEWED AND IS FAMILIAR WITH THE TERMS AND CONDITIONS OF THE CONCESSION AGREEMENT AND THE POTENTIAL OBLIGATIONS UPON OPTIONEE PURSUANT THERETO IN THE EVENT OF THAT OPTIONEE ACQUIRES THE SUBJECT INTEREST PURSUANT TO A CLOSING HEREUNDER. OPTIONEE UNDERSTANDS AND ACKNOWLEDGES THAT THE OPTION CONSIDERATION WILL BE USED AS PROVIDED HEREUNDER TO FULFILL CERTAIN OBLIGATIONS UNDER THE CONCESSION AGREEMENT, AND THAT IN THE EVENT THAT THE GOVERNMENT AND EGYPTIAN PETROLEUM FAIL OR REFUSE TO CONSENT TO ACQUISITION BY OPTIONEE OF THE SUBJECT INTEREST, OPTIONOR WILL HAVE NO OBLIGATION TO CONCLUDE THE CLOSING. NOTWITHSTANDING THE FOREGOING, HOWEVER, THE OBLIGATIONS UPON OPTIONOR HEREUNDER SHALL CONTINUE IN FULL FORCE AND EFFECT FOR SO LONG AS THE CONCESSION AGREEMENT REMAINS IN EFFECT.

                (5)     Disclosure.  The representations and
warranties contained in this Paragraph 7.(c) do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Paragraph 7.(c) not misleading.

        8. Pre-Closing Covenants. The Optionor and Optionee agree as follows with respect to the period between the execution of this Agreement and either the Closing or termination hereof.

         (a) General. Optionor and Optionee shall each use their respective best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         (b) Operations under the Concession Agreement. Optionor will not intentionally engage in any practice, take any action, or enter into any transaction which is intended to cause a default under the Concession Agreement, and Optionor shall at all times use its best efforts to comply with any and abide by all of the terms and conditions of the Concession Agreement, including but not limited to, any and all financial performance thereunder.

         (c) Full Access. Optionor will permit, representatives of Optionee to have access at all reasonable times to its business records as to the Concession Agreement.

         (d) Notice of Developments. Optionor will give prompt notice to Optionee of any and all actions or developments occurring under or as a result of the Concession Agreement.

        9. Post-Closing Covenant. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Optionor and Optionee will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to same pursuant to the terms hereof .

        10.     Closing Documents.

         (a)    Optionor's Closing Documents.  At the Closing,
Optionor shall provide Optionee with the following documents or instruments (the "Optionor's Closing Documents"):

                (1) Assignment Documents. Such assignments or other appropriate instruments assigning and transferring the Subject Interest to Optionee.

                (2) Representation and Warranties Certificate. A certificate confirming and certifying that the Optionor's Representations and Warranties are substantially true and accurate.

                (3) Entity Documents. Such documents as may be necessary to reflect the good standing and authority of Optionor as may be reasonably required by Optionee.

                (4) Other Documents. Such other documents as may be required by this Agreement or as may be reasonably required by counsel to Optionee.

         (b)    Optionee's Closing Documents.  At the Closing,
Optionee shall provide Optionor with the following documents or instruments (the "Optionee's Closing Documents"):

                (1)     Payment of Purchase Price.  The Purchase
        Price required to be paid by Optionee to Optionor pursuant hereto in the form required hereby.

                (2) Assignment Documents. Such assignments or other appropriate instruments assigning and transferring the Subject Interest to Optionee.

                (3) Representation and Warranties Certificate. A certificate confirming and certifying that the Optionee's Representations and Warranties are substantially true and accurate.

                (4) Entity Documents. Such documents as may be necessary to reflect the good standing and authority of Optionee as may be reasonably required by Optionor.

                (5) Other Documents. Such other documents as may be required by this Agreement or as may be reasonably required by counsel to Optionor.

        11. Relationship of Parties. Except as specifically provided in this Agreement, Optionee shall not be authorized, empowered or constituted as the agent of Optionor in any manner; nor is Optionee authorized or empowered to assume or create any obligation or responsibility whatsoever, expressed or implied, on behalf of or in the name of Optionor; or is Optionee authorized or empowered to bind Optionor in any manner; or authorized or empowered to make any representation, warranty, covenant, agreement or commitment on behalf of Optionor.

        12. Non Disclosure. Optionor and Optionee each hereby agree, on behalf of itself and its Affiliates as follows:

         (a) Neither Optionor nor Optionee shall at any time or in any manner or fashion, either directly or indirectly, without the prior agreement of the other party divulge, disclose or communicate to any third party or entity whomsoever any of the Confidential Information (as hereinafter defined), except as may be required by a court of competent jurisdiction in order to comply with the requirements of any law, governmental order or regulation.

         (b) Optionor and Optionee shall take all reasonable action, which shall be necessary or appropriate, to prevent the unauthorized use and disclosure of any Confidential Information, and to protect the interests of each other in and to the Confidential Information.

         (c) Optionor and Optionee shall require each require their Affiliates to abide by the terms of this Agreement and retain all Confidential Information in strict confidence.

         (d) For the purposes of this Agreement, Confidential Information shall be defined as any and all communications, documents and all other information, documents, items or communication related to the Optionor, Optionee or the Concession Agreement and disclosed by or to Optionor or Optionee; provided, however, that the term Confidential Information shall not include any of the foregoing which:

                (1) is or becomes generally available to the public other than as a result of a breach of this Agreement;

                (2)     was within possession of Optionor or,
        Optionee prior to it being furnished by Optionor or Optionee, as the case may be; or

         (e) becomes available to Optionor or Optionee, as the case may be, on a non-confidential basis from a source other than Optionor or Optionee, as the case may be, provided that to the best knowledge of Optionor or Optionee, as the case may be, such party is not bound by a confidentiality agreement with respect to such information.

        13.     Miscellaneous.

         (a) Amendment. This Agreement may not be modified except in writing signed by the parties hereto.

         (b) Arbitration. All disputes, controversies or differences that may arise between the parties out of, in relation to or in connection with this Agreement shall be resolved by arbitration pursuant to the rules then in effect of the American Arbitration Association, by which arbitration each party hereto shall be bound.

         (c) Assignment. This Agreement shall be considered unique and personal as to the parties hereto. Therefore, neither Optionee nor Optionor may assign all or any part of the obligations undertaken pursuant to this Agreement without first having obtained the prior written consent of the other party hereto.

         (d) Authorization. The parties signing this Agreement represent and warrant that they have the full authority to do so.

         (e) Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (f) Captions. The captions used herein are provided only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

         (g)    Counterparts.  This Agreement may be executed in one
(1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

         (h) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and any oral or written statements or prior written notice not specifically incorporated herein shall be of no force or effect.

         (i) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.

         (j) Governing Law. This agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of Florida, without regard to principals of conflict of law and irrespective of the fact that one or more parties hereto is now or may hereafter be a resident of a different state, jurisdiction or country.

         (k) No Implied Waivers. The failure of either party to require the performance by the other party to any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any subsequent breach of the same or any other provision, nor shall it constitute a waiver of the provision itself.

         (l) Notices. All notices to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same with a recognized overnight delivery service or by delivering the same in person to such party as follows:

                      If to Optionor:

                      (X)__________(X)

                      (X)__________(X)

                      Facsimile:

                      (X)__________(X)

                      If to Optionee:

                      (X)__________(X)

                      (X)__________(X)

                      Facsimile:

                      (X)__________(X)

               (m)    Rights in Third Parties.  Except as
      otherwise specifically provided for herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or Optionor, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

               (n)    Severability.  In the event any one or
      more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired.


                       (Signatures appear next page)

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth hereinabove.


      OPTIONOR:

      Dover Investments Limited



      /s/ Robert Salna
      By:
      Robert Salna, President



      OPTIONEE:

      Dover Petroleum Egypt Joint Venture

      By:

      Dover
      Petroleum
      Egypt
      I
      Corporation,
      a
      Joint
      Venturer


      /s/ Allan Ibbitson

      By: ___________________________________

      Allan Ibbitson, Vice President